Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on      Form S-8 of our reports dated March 31, 2017, relating to the consolidated financial statements and the effectiveness of Insys Therapeutics, Inc.’s (the “Company”) internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Insys Therapeutics, Inc.’s internal control over financial reporting as of December 31, 2016.

/s/ BDO USA, LLP

Phoenix, Arizona

February 16, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.